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                                                                    Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Lucent Technologies Inc. on (1) Form S-3 (File No. 333-01223) and (2) Forms S-8 (File No.'s 333-08789, 333-08793, 333-08901, 333-08775 and 333-08783 and on
Forms S-8 relating to the 1997 Annual Long Term Incentive Plan and Global Founders Grant Stock Option Plan) of our reports dated October 24, 1996, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries as of September 30, 1996 and December 31, 1995, and for the nine-month period ended September 30, 1996 and the years ended December 31, 1995 and 1994, which reports are included or incorporated by reference in this Transition Report on Form 10-K.





                                        Coopers & Lybrand L.L.P.




New York, New York
December 27, 1996